Exhibit 10.28

December 8, 1999

Laura Mellow
1321 North Adams Court #402
Arlington VA 22201

Dear Laura:

It is our pleasure to offer you employment at GRIC Communications, Inc., in the position of Director—Product Management, reporting to Kristin Steinmetz, Senior Vice President—Marketing, at a semi-monthly salary of $5,625, which is equivalent to $135,000 per year, and is subject to annual review. Additionally, you will be eligible for an annualized 15% incentive bonus. The incentive bonus will be paid annually and will be based on the achievement of mutually agreed performance objectives, and the attainment of corporate objectives. After your acceptance of this offer, we will recommend to the Board of Directors that you be granted an option to purchase 45,000 shares of GRIC stock options, at an exercise price to be determined by the Board on the date of grant. This option is subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting commences on your date of employment. As you may be aware, the Company has recently filed a Registration Statement on Form S-1 in order to make a public offering of shares of its common stock. It is currently anticipated that the Company will undertake a 2.8 to 1 reverse stock split, which event would result in a post-split adjustment of the number of shares of common stock subject to your option grant.

Paydays are twice monthly, on the 15th and the last working day of each month. You will be eligible to participate in the full range of employee benefits, including medical, dental and life insurance, short and long term disability coverage, 401k, vacation allowance, holiday pay, sick leave, etc. Medical and dental coverage is available on the first day of the month following your actual date of hire. You will be provided with the related policies and procedures that explain these benefits.

To assist you with your relocation from Virginia to Northern California, this offer includes a one-time bonus of $15,000, less taxes. This payment will be made available to you within your first 30 days of employment with GRIC Communications, Inc. You may use this payment for any of your relocation-related expenses. Should your employment with the Company be voluntarily terminated within one year from your employment date, you will be required to repay this relocation bonus ($15,000) to the Company on a pro-rata basis for each month less 12 months of employment.

Employment with GRIC Communications, Inc. is contingent upon meeting Company requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986 and other such documents. Failure to comply will result in the rescinding of our offer of employment.

This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on GRIC Communications. GRIC's relationship with all of its employees is on an "at will" basis. While we expect that the relationship between you and the company will be rewarding and mutually beneficial, either the Company or the employee can terminate the employment relationship at any time with or without notice and for any reason or for no reason.

By accepting employment with the Company, you agree to be bound by its policies and procedures, including an Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement, which you will be asked to sign on you hire date. This offer letter is the entire initial basic agreement for position, compensation, reporting relationship and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Please sign below to indicate your acceptance of this offer and welcome to GRIC Communications!

Sincerely,

Barron B. Cox Vice President, Human Resources
Accepted:	/s/ LAURA MELLOW	12/10/99

	Laura Mellow	Date
Anticipated start date:	12/13/99